As filed with the Securities and Exchange Commission on December 11, 2009
Registration No. 333-143853

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GVI SECURITY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	77-0436410 (I.R.S. Employer Identification No.)

2801 Trade Center Drive, Suite 120
Carrollton, Texas 91789
(972) 245-7353
(Address of principal executive offices)

GVI SECURITY SOLUTIONS, INC.
AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN
(Full titles of the plans)
Steven E. Walin
Chief Executive Officer
GVI Security Solutions, Inc.
2801 Trade Center Drive, Suite 120
Carrollton, Texas 75007
(972) 245-7353
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Bradley Vaiana, Esq.
Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
(212) 294-2610
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by GVI Security Solutions, Inc., a Delaware corporation (the “Company”), removes from registration all securities registered under the Registration Statement on Form S-8 (Registration Number 333-143853) filed by the Company on June 18, 2007 (the “Registration Statement”), with the U.S. Securities and Exchange Commission, pertaining to the registration of 5,840,500 shares of common stock, par value $0.001 per share, of the Company (“common stock”).
     On October 21, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GenNx360 GVI Acquisition Corp. (“Purchaser”), a Delaware corporation and wholly owned subsidiary of GenNx360 GVI Holding, Inc. (“Parent”), a Delaware corporation, providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Parent. The Merger became effective at 12:01 a.m. on December 9, 2009 (the “Effective Time”), pursuant to a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.
     At the Effective Time, each share of common stock of the Company issued and outstanding immediately prior to the Merger was cancelled and (other than shares owned by Parent or it subsidiaries or shares with respect to which appraisal rights were properly exercised under Delaware law) converted into the right to receive $.3875 per share in cash, without interest and less any required withholding taxes.
     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carrollton, State of Texas, on December 11, 2009.

GVI Security Solutions, Inc
By	/s/ Steven E. Walin
Steven E. Walin
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed by the following person in the capacity and on the date indicated.

Signatures	Title	Date

/s/ Steven E. Walin Steven E. Walin	Chief Executive Officer (Principal Executive Officer)	December 11, 2009

/s/ Joseph Restivo Joseph Restivo	Chief Financial Officer (Principal Accounting and Financial Officer)	December 11, 2009

/s/ Rena Clark Rena Clark	Director	December 11, 2009

/s/ Matthew Guenther Matthew Guenther	Director	December 11, 2009